UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2016

CERULEAN PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Gatehouse Drive Waltham, MA		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 996-4300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Research Collaboration Agreement with Novartis

On October 18, 2016, Cerulean Pharma Inc. (the “Company”) and Novartis Institutes for BioMedical Research, Inc. (“Novartis”) entered into a research collaboration agreement (the “Collaboration Agreement”) pursuant to which the Company granted to Novartis certain exclusive, world-wide licenses to the Company’s intellectual property relating to its platform technology and know-how. Under the Collaboration Agreement, the parties agreed to collaborate, over an initial research term of two years, with respect to the pre-clinical development of nanoparticle drug conjugates comprised of the Company’s proprietary polymer covalently linked to Novartis-selected active pharmaceutical ingredients (the “Novartis NDCs”), for up to five targets to be agreed upon by the parties (each a “Designated Target”, and the research, development and commercialization program with respect to each Designated Target, a “Program”). Novartis holds the right to extend the initial research term by up to two additional one-year periods on a Program-by-Program basis. The Company is entitled to receive a $5 million upfront payment under the Collaboration Agreement, as well as funding from Novartis for up to five full-time employees of the Company to be engaged in activities under the collaboration during the research term.

Under the Collaboration Agreement, Novartis has the exclusive right to develop, manufacture and commercialize Novartis NDCs for the Designated Targets (the “Commercial Licenses”), provided that Novartis is required to pay to the Company a fee of $7 million with respect to each Designated Target (the “Commercial License Fee”) prior to commencing human clinical trials in that Program. Each Commercial License terminates upon the expiration of the research term with respect to that Program, unless Novartis has either by such time paid to the Company the Commercial License Fee with respect thereto or it pays to the Company an annual maintenance fee that is less than a million dollars per year for the relevant Designated Target, which will extend the period during which Novartis may elect to pay the Commercial License Fee with respect to the Designated Target. For each Designated Target with respect to which Novartis has paid the Company a Commercial License Fee, Novartis will have an obligation to use commercially reasonable efforts to develop and commercialize a Novartis NDC in the United States and Europe.

With respect to each Program, the Company is entitled to receive up to an additional $41.5 million in milestone payments based upon achievement of specified preclinical, development and regulatory milestones, and up to an additional $185 million in milestone payments based upon achievement of specified sales milestones. Including the Commercial License Fee for each Program, the Company may receive up to $233.5 million for each Program, and up to $1.17 billion for all five Programs. The Company is also eligible to receive royalties on net sales of Novartis NDCs, which are tiered based on sales levels and range from single digit to low double-digit percentage rates. Novartis’ obligation to pay milestones is on a product-by-product and country-by-country basis, and will continue with respect to a particular Novartis NDC and country until the later of the date of expiration of the last valid patent claim covering the Novartis NDC in that country, or ten years from the date of the first commercial sale of the Novartis NDC in that country, with such royalties subject to reduction for periods following loss of patent coverage or market exclusivity in that country.

After the first anniversary of the effective date of the Collaboration Agreement, Novartis has the right to terminate the Collaboration Agreement without cause on a Program-by-Program basis upon advance notice to the Company of periods ranging from 90 and 30 days, depending on the circumstances. In addition, Novartis may terminate the Collaboration Agreement on a Program-by-Program basis within 90 days following receipt of notice of a change in control of the Company, with Novartis’ license and exclusivity rights to existing Designated Targets, and its payment obligations with respect thereto, surviving such termination. The Collaboration Agreement may be also terminated by either party upon the occurrence of certain events, including material breach and insolvency events. In the event of termination by Novartis for material breach by Cerulean, Novartis’ license and exclusivity rights to existing Designated Targets, and its payment obligations with respect thereto, survive.

Item 8.01	Other Events.

On October 19, 2016, the Company issued a press release announcing that it has entered into the Collaboration Agreement with Novartis. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

On October 19, 2016, the Company issued a press release announcing that it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated October 19, 2016

99.2	Press Release dated October 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERULEAN PHARMA INC.

Date: October 19, 2016	By:	/s/ Christopher D.T. Guiffre
Christopher D.T. Guiffre President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated October 19, 2016

99.2	Press Release dated October 19, 2016